Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-8
Magnite, Inc.
Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.00001 per share	457(c); 457(h)
	To be issued pursuant to future awards under the Rubicon Project, Inc. 2014 Equity Incentive Plan, as amended (the “2014 Plan”)	457(c); 457(h)	27,311,600 (2)	$11.49 (3)	$313,810,284.00 (3)	$92.70 per $1,000,000	$29,090.21
	To be issued pursuant to future awards under the Rubicon Project, Inc. 2014 Employee Stock Purchase Plan, as amended (the “ESPP”)	457(c); 457(h)	6,462,320 (4)	$9.77 (5)	$63,136,866.40 (5)	$92.70 per $1,000,000	$5,852.79
Total Offering Amounts			33,773,920		$376,947,150.40		$34,943.00
Total Fee Offsets							$0
Net Fee Due							$34,943.00

(1)	In addition to the number of shares of the common stock, par value $0.00001 per share (the “Common Stock”) of the Registrant stated above, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2)	Represents shares of Common Stock that may be issued under the 2014 Plan as a result of the “evergreen” provision contained therein as well as 15,000,000 shares of Common Stock in anticipation of future “evergreen” increases under the 2014 Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock on the Nasdaq Global Select Market on February 23, 2022.
(4)	Represents shares of Common Stock that may be issued under the ESPP as a result of the “evergreen” provision contained therein as well as 4,000,000 shares of Common Stock in anticipation of future “evergreen” increases under the ESPP.
(5)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act, based upon a 15% discount from the average of the high and low prices of the Registrant’s Common Stock on the Nasdaq Global Select Market on February 23, 2022, such discount representing the maximum permissible discount offered pursuant to the ESPP.